[FRITZ COMPANIES LOGO]                                              NEWS RELEASE

                                     706 MISSION STREET, SAN FRANSISCO, CA 94103

                FRITZ ANNOUNCES FIRST FISCAL QUARTER RESULTS FOR
                       THREE MONTHS ENDED AUGUST 31, 1996

    San Francisco, October 9, 1996: Fritz Companies, Inc., announced that for the first quarter of fiscal year 1997, revenue increased 1.5% to $270.5 million from $266.4 million for the comparable period year before and net revenue increased 12.1% to $129.7 million from $115.7 million for the same period. The increased revenue was primarily due to warehousing and distribution, and customs brokerage. Warehousing and distribution revenue increased due to the Company's continued expansion of overseas and domestic services, from existing integrated logistics customers, from acquisitions and the Company's continued expansion of its warehouse facilities. In addition, warehouse and distribution revenue and net revenue includes the recognition of approximately $3 million for logistics services provided to a customer through an agent as discussed in Form 10-Q/A of the third quarter of fiscal year 1996 in Note 5 Adjustment Related to Restatement. The increased customs brokerage is attributable to growth in the Company's existing customer base, new clients and acquisitions. Airfreight revenue decreased as a result of the absence of charters for a client to Latin America and lost clients which was only partially offset by new clients. However, the Company continued to experience higher margins due to increased volumes from the merger with Intertrans Corporation, acquisitions, and as a result of lower destination costs.

    The following table shows the revenue, and net revenue, in thousands of dollars and percentages attributable to the Company's principal logistics services during the periods indicated:

                                              THREE MONTHS ENDED AUGUST 31,
                                     -----------------------------------------------
                                       1996           %           1995           %
                                     --------       -----       --------       -----
REVENUE:
  Customs brokerage                  $ 40,884        15.1       $ 36,556        13.7
  Ocean freight forwarding             80,795        29.9         80,020        30.1
  Airfreight forwarding               114,988        42.5        128,235        48.1
  Warehousing and distribution         33,823        12.5         21,555         8.1
                                     --------       -----       --------       -----
    Total revenue                    $270,490       100.0       $266,366       100.0
                                     ========       =====       ========       =====

NET REVENUE:
  Customs brokerage                  $ 40,884        31.5       $ 36,556        31.6
  Ocean freight forwarding             28,149        21.7         28,541        24.7
  Airfreight forwarding                34,137        26.3         34,193        29.5
  Warehousing and distribution         26,547        20.5         16,414        14.2
                                     --------       -----       --------       -----
      Total net revenue              $129,717       100.0       $115,704       100.0
                                     ========       =====       ========       =====

    Operating expenses increased 21.2% for the first quarter of fiscal year 1997 over the year ago quarter. Salaries and related costs increased due to an increase in the number of employees, higher salary levels and workers' compensation insurance premium adjustments. General and administrative expenses increased due to expenditures to support the Company's expansion, including warehouse-related expenses. In addition, there was an increase in travel and entertainment and professional services expenditures; which are not ordinary to the operations of a specific quarter. The increased travel and entertainment cost was due to the Company's biennial worldwide managers' meeting. Professional services costs increased due to higher legal expenses and consulting fees.

    The Company's cash and equivalents as of August 31, 1996 were $75.6 million down from $86.5 million at May 31, 1996. This decrease was largely due to capital expenditures of $9.5 million and cash outlays of $8.0 million for interests in companies acquired during fiscal 1996.


                    A LEADER IN GLOBAL INTEGRATED LOGISTICS
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                              FRITZ COMPANIES, INC.
                   CONDENSED CONSOLIDATED STATEMENTS OF INCOME
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                                   (UNAUDITED)

                                                        THREE MONTHS ENDED AUGUST 31,
                                                        -----------------------------
                                                            1996             1995
                                                          ---------        --------
REVENUE                                                   $ 270,490        $266,366
FREIGHT CONSOLIDATION COSTS                                 140,773         150,662
                                                          ---------        --------
NET REVENUE                                                 129,717         115,704
                                                          ---------        --------
OPERATING EXPENSES:
  Salaries and related costs                                 71,634          61,632
  General and administrative                                 45,720          35,173
                                                          ---------        --------
    Total operating expenses                                117,354          96,805
                                                          ---------        --------

INCOME FROM OPERATIONS                                       12,363          18,899
OTHER INCOME (EXPENSE)--NET                                    (377)            479
                                                          ---------        --------
INCOME BEFORE TAXES ON INCOME                                11,986          19,378
TAXES ON INCOME                                               4,195           6,782
                                                          ---------        --------

NET INCOME                                                $   7,791        $ 12,596
                                                          =========        ========


Net income per share - primary                            $    0.22        $   0.36
                                                          =========        ========

Weighted average shares outstanding - primary                35,734          35,154
                                                          =========        ========

Net income per share - fully diluted                      $    0.22        $   0.36
                                                          =========        ========

Weighted average shares outstanding - fully diluted          35,805          35,386
                                                          =========        ========

    Fritz Companies, Inc., is a leader in international transportation logistics and related information services for importers and exporters worldwide. The Company's principal services include logistic management, customs brokerage, international air and ocean freight consolidation, and forwarding, warehousing and distribution, and other value-added services for the global movement of goods and logistics information.

    Fritz Companies, Inc., is headquartered at 706 Mission Street, San Francisco, CA 94103, telephone 415/904-8360 (www.fritz.com). The Company's shares are traded on the NASDAQ Exchange, symbol FRTZ.


     CONTACT:           Fritz Companies, Inc.
                        Will Clark, 415/904-8138